February 17, 2021                                Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release:        Immediately
Refer to:         Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Media)
Kevin Hern; hernkr@lilly.com; (317) 209-6325 (Investors)

Kimberly H. Johnson Elected to Lilly Board of Directors

INDIANAPOLIS – The board of directors of Eli Lilly and Company (NYSE: LLY) has elected Kimberly H. Johnson as a new member, effective February 16, 2021. As a member of Lilly’s board, she will serve on both the Compensation Committee and the Ethics and Compliance Committee.

Ms. Johnson currently serves as executive vice president and chief operating officer of the Federal National Mortgage Association (“Fannie Mae”) and is a member of Fannie Mae’s Management Committee. Prior to serving as executive vice president and chief operating officer, Ms. Johnson held various leadership positions with Fannie Mae, including chief risk officer. Before joining Fannie Mae in 2006, Ms. Johnson was a director at Credit Suisse Group AG.

“I’m very pleased to welcome Kimberly Johnson to the Lilly board of directors,” said David A. Ricks, chairman and chief executive officer. “Kimberly brings a strong background in technology, governance and global risk management strategy, as well as significant financial experience. We are excited to add an executive of her caliber and leadership experience to our board.”

Ms. Johnson holds a Bachelor of Arts degree in Economics from Princeton University and a Master of Business Administration in Finance from Columbia Business School. She is a member of the Board of Trustees for Princeton University and sits on the board of directors for several non-profit organizations.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com. C-LLY